CERTIFICATE OF POWERS, DESIGNATIONS,
                    PREFERENCES AND RELATIVE, PARTICIPATING,
              OPTIONAL OR OTHER SPECIAL RIGHTS AND QUALIFICATIONS,
                   LIMITATIONS AND RESTRICTIONS THEREOF OF THE
                 SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK
                            OF TEARDROP GOLF COMPANY

                           --------------------------

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

                           --------------------------

         I, Rudy A. Slucker, Chairman and Chief Executive Officer of TearDrop Golf Company (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, DO HEREBY CERTIFY

         That, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of said Corporation, said Board of Directors at a meeting duly called and held, adopted a resolution providing for the issuance of 100,000 authorized shares of Series A Cumulative Convertible Preferred Stock (the "Series A Stock"), which resolution is as follows:

         WHEREAS, the Board of Directors of the Corporation (the "Board of Directors") is authorized, within the limitations and restrictions stated in the Certificate of Incorporation, as amended, to fix by resolution or resolutions the designation of each series of preferred stock and the powers, preferences and relative, participating, optional and other rights, if any, the qualifications, limitations and restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of Delaware; and

         WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, and within the limitations and restrictions on that authority as aforesaid, to authorize and fix the terms of a series of preferred stock and the number of shares constituting such series;

         NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized such series of preferred stock on the terms and with the provisions herein set forth:

I. Certain Definitions.

                  As used herein, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

                  "Applicable Percentage" means 6% until the first anniversary of the Original Issue Date, 7.5% thereafter until the second anniversary of the Original Issue Date, and 9% thereafter; provided, however, that if a registration statement covering the issuance and resale of the Series A Stock and the Conversion Shares has not been filed with the SEC and declared effective within 270 days after the Original Issue Date, then effective as of such 270th day the Applicable Percentage shall be 7% until the first anniversary of the Original Issue Date, 8.5% thereafter until the second anniversary of the Original Issue Date, and 10% thereafter; provided further, however, that at such time as such registration statement is declared effective, the Applicable Percentage shall at such time become 6% until the first anniversary of the Original Issue Date, 7.5% thereafter until the second anniversary of the Original Issue Date, and 9% thereafter.

                  "Asset Purchase Agreement" means the Asset Purchase Agreement dated as of October 31, 1997, among the Corporation, the Buyer and the Sellers (as defined therein).

                  "Board of Directors" has the meaning specified in the Preamble hereof.

                  "Business Day" means a day other than a Saturday, Sunday, national or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to close.

                  "Buyer" means TearDrop Acquisition Corp.

                  "Capital Stock" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock of any kind or nature whatsoever.

                  "Certificate of Designations" means this Certificate of Powers, Designations, Preferences and Relative, Participating, Optional or Other Special Rights and Qualifications, Limitations and Restrictions thereof of the Series A Cumulative Convertible Preferred Stock of the Corporation as amended from time to time in accordance with Article VII hereof.

                  "Certificate of Incorporation" means the Certificate of Incorporation of the Corporation as amended from time to time, including without limitation the Certificate of Designations.

                  "Change of Control" means such time as (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than the initial Holders of the Series A Stock (or any of them), becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act) of more than 35% of the voting power of the outstanding Capital Stock of the Corporation having full voting power or substantially full voting power or entitled to vote with the Common Stock in the election of directors; (ii) the Corporation does not own capital stock of Buyer having a majority of the voting power of the outstanding capital stock of Buyer having full voting power or substantially full voting power or entitled to vote with the common stock of Buyer in the election of directors; or (iii) a majority of the Directors of the Corporation are not Continuing TGC


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

Directors. For purposes of clause (i) of this definition, Capital Stock will be treated as "beneficially owned" only by (a) any person or group that has the power to vote or direct the voting of such Capital Stock and (b) any person or group that can acquire such power by taking action that does not require the consent or approval of any stockholder or director not affiliated with such person or group.

                  "Common Stock" means the Common Stock, par value $.01 per share, of the Corporation and any other class of common stock hereafter authorized by the Corporation from time to time.

                  "Constituent Entity" has the meaning specified in Article VIII(A) hereof.

                  "Conversion Agent" has the meaning specified in Article VIII(A) hereof.

                  "Conversion Price" has the meaning specified in Article VIII(A) hereof.

                  "Conversion Shares" has the meaning specified in Article VIII(A) hereof.

                  "Continuing TGC Directors" means, as of the date of determination, each member of the Board of Directors, excluding USI Directors, who (i) was a member of the Board of Directors on the Original Issue Date or
(ii) was nominated for election or elected to the Board of Directors with the approval of a majority of Continuing TGC Directors who were members of the Board of Directors at the time of such nomination or election.

                  "Corporation" has the meaning specified in the Preamble hereof.

                  "Dividend Default" has the meaning specified in Article VII(D)(i)(a) hereof.

                  "Dividend Payment Date" means each January 1, April 1, July 1 and October 1 of each year.

                  "Dividend Period" means the Initial Dividend Period and, thereafter, each Quarterly Dividend Period.

                  "Dividend Record Date" means, with respect to any Dividend Payment Date, the March 15, June 15, September 15 or December 15 immediately preceding such Dividend Payment Date.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Holder" means a registered holder of shares of Series A
Stock.

                  "Initial Dividend Period" means the Dividend Period commencing on and including the 121st day after the Original Issue Date and ending on and including March 31, 1998.

                  "Issuance Date" has the meaning specified in Article VIII(A) hereof.

                  "Liquidation Preference" means the Original Liquidation Preference, plus an amount equal to all accumulated and unpaid dividends on the Series A Stock, whether or not declared. The Liquidation Preference of a share of Series A Stock will increase by the amount of dividends that accumulate on such share through a Dividend Payment Date as they so accumulate on a daily basis and will decrease only to the extent such dividends are actually paid, all as provided in Article IV hereof.

                  "Mandatory Redemption Date" means the fifth anniversary of the Original Issue Date.

                  "Original Issue Date" means the date on which shares of Series A Stock were first issued by the Corporation.

                  "Original Liquidation Preference" means $100 per share of Series A Stock.

                  "Person" means any individual, general partnership, limited partnership, corporation, trust, joint stock company, association, joint venture or any other entity or organization, whether or not a legal entity, including a government or political subdivision or an agency or instrumentality thereof.

                  "Quarterly Dividend Period" means the quarterly period commencing on and including a Dividend Payment Date and ending on and including the day immediately preceding the next subsequent Dividend Payment Date.

                  "Redemption Date" has the meaning specified in Article VI(C)(i)(c) hereof.

                  "Redemption Default" has the meaning specified in Article VII(D)(i)(b) hereof.

                  "Redemption Notice" has the meaning specified in Article VI(C)(i) hereof.

                  "Redemption Price" has the meaning specified in Article VI(A)(i) hereof.

                  "Restricted Dividend Event" has the meaning specified in
Article IV(E) hereof.

                  "Restricted Repurchase Payment" has the meaning specified in
Article IV(E) hereof.

                  "SEC" means the Securities and Exchange Commission.

                  "Series A Stock" has the meaning specified in the Preamble hereof.

                  "Subsidiaries" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock or other equity interest entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or similar offices thereof is at the time owned or controlled directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or any combination thereof) and (ii) any partnership (a) the sole general partner or the managing partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

                  "USI Directors" means each member of the Board of Directors who was nominated by the Sellers (as defined in the Asset Purchase Agreement) pursuant to their rights under the Asset Purchase Agreement or who was elected pursuant to a Voting Rights Triggering Event.

                  "Voting Rights Triggering Event" has the meaning specified in
Article VII(D)(i) hereof.

II. Designation.

                  The series of preferred stock authorized hereunder shall be designated as the "Series A Cumulative Convertible Preferred Stock". The number of shares constituting such series shall be equal to 100,000. The par value of the Series A Stock shall be $.01 per share of Series A Stock, and the Original Liquidation Preference of the Series A Stock shall be $100 per share.

III. Ranking.

                  The Series A Stock shall rank, with respect to dividends and with respect to distributions upon the liquidation, dissolution or winding-up of the Corporation, senior to all classes or series of Common Stock, preferred stock or other Capital Stock of the Corporation.

IV. Dividends.

                  (A) No dividends will accrue or be payable with respect to the period of 120 days immediately following the Original Issue Date. Beginning on the 121st day after the Original Issue Date, each Holder shall be entitled to receive on each Dividend Payment Date that occurs thereafter, when, as and if declared by the Board of Directors, out of funds legally available for the payment of such dividends, dividends on each outstanding share of Series A Stock held by such Holder, at a rate per annum equal to the Applicable Percentage of the Liquidation Preference of such share of the Series A Stock on such Dividend Payment Date, payable with respect to the preceding Dividend Period. Dividends shall be paid in cash and shall be mandatorily payable on each Dividend Payment Date out of funds legally available therefor. All dividends shall be cumulative and shall be payable in arrears for each Dividend Period on each Dividend Payment Date, commencing on March 31, 1998. Dividends with respect to a share of Series A Stock shall only cumulate from the 121st day after the date of its issuance, or, if later, the last Dividend Payment Date in respect of which dividends on such share of Series A Stock were paid.

                  (B) Each dividend paid on the Series A Stock shall be payable to Holders of record as their names shall appear in the security register maintained by the Corporation on the Dividend Record Date for such dividend, except that dividends in arrears for any past Dividend Payment Date may be declared and paid at any time without reference to such regular Dividend Payment Date to Holders of record on a later dividend record date determined by the Board of Directors.

                  (C) Dividends shall cease to accumulate in respect of shares of Series A Stock on the day of their redemption, unless the Corporation shall fail to pay the relevant redemption price on the date fixed for redemption.

                  (D) No dividends shall be declared by the Board of Directors or paid or funds set apart for payment by the Corporation on the Series A Stock for any period unless (i) full cumulative dividends have been or contemporaneously are declared and paid on the Series A Stock for all Dividend Periods terminating on or prior to the date of payment of such full cumulative dividends on the Series A Stock or (ii) such dividends are applied to the earliest Dividend Periods for which dividends have not yet been paid. Nothing in this paragraph (D) shall be construed to limit the obligation of the Corporation to pay dividends to the Holders pursuant to paragraph (A) above.

                  (E) So long as any shares of the Series A Stock are outstanding, the Corporation shall not, directly or indirectly, (i) declare, pay or set apart for payment any dividend or distribution (whether cash, securities, assets, evidence of indebtedness or anything else) on any Common Stock (except dividends on the Common Stock payable in shares of Common Stock) or on any other class or series of Capital Stock of the Corporation (except dividends on such other class or series payable in shares of such other class or series) (any of the foregoing actions described in this clause (E)(i) being a "Restricted Dividend Event") or (ii) make any payment (whether in the form of cash or other assets) on account of, or set apart for payment money or other assets for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Common Stock or shares of any other class or series of Capital Stock of the Corporation or any warrants, rights, calls or options exercisable for or convertible into any Common Stock or shares of any other class or series of Capital Stock of the Corporation, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any Common Stock or shares of any other class or series of Capital Stock of the Corporation or any warrants, rights, calls or options exercisable for or convertible into any Common Stock or shares of any other class or series of Capital Stock of the Corporation (any of the foregoing actions described in this clause (E)(ii) being a "Restricted Repurchase Payment"). The references in this
Article IV(E) or elsewhere in this Certificate of Designations to other classes or series of Capital Stock of the Corporation shall not be construed to limit the restrictions on issuance of other classes or series of Capital Stock of the Corporation set forth in Article VII(B).

                  (F) Dividends payable on shares of the Series A Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months in the period for which payable. If any Dividend Payment Date occurs on a day that is not a Business Day, any accumulated and unpaid dividends otherwise payable on such Dividend Payment Date shall be paid on the next succeeding Business Day.

V. Payment on Liquidation.

                  Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, Holders will be entitled to receive out of the assets of the Corporation available for distribution to the holders of its Capital Stock, whether such assets are capital, surplus or earnings, an amount in cash equal to the Liquidation Preference, before any payment shall be made or any assets distributed to the holders of any Common Stock or any other class or series of Capital Stock of the Corporation. If upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, the assets of the Corporation are not sufficient to pay in full the payments payable to the holders of outstanding shares of the Series A Stock, then such holders shall share equally and ratably in any distribution of assets in proportion to the full payments, determined as of the date of such voluntary or involuntary liquidation, dissolution or winding-up, to which they are entitled by virtue of being Holders of Series A Stock.

VI. Redemption.

                  (A) Optional Redemption. (i) The Corporation may, at its option, redeem (subject to contractual and other restrictions by which the Corporation is bound with respect thereto and the legal availability of funds therefor), at any time, in whole or in part, in the manner provided in Article VI(C) hereof, any or all of the shares of the Series A Stock, at a redemption price in cash equal to the Liquidation Preference thereof on the Redemption Date (the "Redemption Price"). In the event of a redemption pursuant to this Article VI(A)(i) of only a portion of the then outstanding shares of Series A Stock, the Corporation shall effect such redemption pro rata according to the number of shares held by each Holder of such Series A Stock.

                           (ii) In the event (a) the Corporation fails to effect
a redemption or make a redemption payment as provided in its Certificate of Incorporation in respect of the Series A Stock, (b) the Corporation fails to make a timely dividend payment in respect of the Series A Stock, (c) the Corporation undergoes a Change in Control, (d) a Restricted Dividend Event occurs or a Restricted Repurchase Payment is made, (e) the Corporation takes any action requiring the approval of the Holders of the Series A Stock pursuant to
Article VII(B) or Article VII(C) without first obtaining the requisite approval of such Holders in accordance with Article VII, (f) the Corporation fails to observe any other covenant or agreement in its Certificate of Incorporation regarding the Series A Stock, or (g) the Corporation fails to perform or observe any term, provision, covenant or agreement or breaches any representation set forth or made in the Asset Purchase Agreement (an "Event of Noncompliance"), and such Event of Non-compliance is not cured by the Corporation within 30 days after written notice thereof is given to the Corporation by any holder of Series A Stock, a holder of Series A Stock may, at such holder's option, cause the Corporation to redeem the shares of Series A Stock held by the Holder, in whole or in part, at the Redemption Price; provided that it shall be a condition precedent to the consummation of any transaction referred in Article VII(B) that, in the event of an election by any Holder to redeem pursuant hereto in connection with any such transaction, the Corporation shall have redeemed the shares of Series A Stock held by such Holder and any such transaction shall be void and without effect if such condition precedent is not satisfied.

                  (B) Mandatory Redemption. On the Mandatory Redemption Date, the Corporation shall redeem from any source of funds legally available therefor, in the manner provided in Article VI(C) below, all of the shares of the Series A Stock then outstanding at the Redemption Price. The Corporation shall not enter into any agreement that would prohibit or restrict its ability to (i) redeem the Series A Stock on the Mandatory Redemption Date, or (ii) pay dividends in accordance with Article IV hereof, to the extent mandatorily payable out of funds legally available therefor, except as contained in an Agreement among the Corestates Bank, Tommy Armour Golf Company and the Corporation dated November 7, 1997 relating to restrictions on the redemption of Series A Stock and the payment of dividends on Series A Stock. In addition, the Corporation shall not, directly or indirectly, and shall not permit any of its Subsidiaries to, directly or indirectly, consummate any borrowing that would result in the Corporation and its Subsidiaries having aggregate borrowings (excluding trade debt) in excess of $20 million or any public or private issuance or sale of debt or equity securities of Parent or any of its Subsidiaries for cash or partially for cash (a "Transaction") unless the Corporation shall apply (including causing its Subsidiaries to apply), simultaneously with the receipt of the cash proceeds of the Transaction and in a manner reasonably satisfactory to the

Holders of a majority of the shares of Series A Stock then outstanding, 60% of the net cash proceeds in excess of $20 million in the case of a borrowing Transaction, and 60% of the net cash proceeds in the case of any other type of Transaction, in each case after giving effect to the costs and expenses associated with such Transaction, to the pro rata redemption, in the manner provided in Article VI(C) below, of Series A Stock at the Redemption Price.

                  (C) Procedure for Redemption. (i) Not more than sixty (60) and not less than thirty (30) days prior to the date fixed for any redemption of the Series A Stock, written notice (the "Redemption Notice") shall be given by first-class mail, postage prepaid, (1) in the case of a redemption pursuant to
Article VI(A)(i) or VI(B), by the Corporation to each Holder of record of shares to be redeemed on the record date fixed for such redemption of the Series A Stock at such Holder's address as the same appears on the security register maintained by the Corporation, or (2) in the case of a redemption pursuant to
Article VI(A)(ii), by each redeeming Holder of Series A Stock to the Corporation at its principal place of business; provided, however, that no failure by the Corporation to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series A Stock to be redeemed except as to the Holder or Holders to whom the Corporation has failed to give such notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:

                           (a) whether the redemption is pursuant to Article
VI(A)(i) or (ii) or VI(B) hereof;

                           (b) the Redemption Price;

                           (c) the date fixed for redemption (the "Redemption
Date");

                           (d) that the Holder is to surrender to the
Corporation, at the place or places, which shall be designated in such Redemption Notice, its certificates representing the shares of Series A Stock to be redeemed;

                           (e) that dividends on the shares of the Series A
Stock to be redeemed shall cease to accumulate on the Redemption Date unless the Corporation defaults in the payment of the Redemption Price;

                           (f) in the case of redemption pursuant to paragraph
(A)(i) above, whether all or less than all the outstanding shares of the Series A Stock are to be redeemed and the total number of shares of such Series A Stock being redeemed; and

                           (g) in the case of redemption pursuant to paragraph
(A) above, the number of shares of Series A Stock held by the Holder that are to be redeemed by the Corporation.

                           (ii) On or before the Redemption Date, each Holder of
Series A Stock to be redeemed shall surrender the certificate or certificates representing such shares of Series A Stock to the Corporation, in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full Redemption Price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. For any Holder to whom a Redemption Price in excess of $10,000 is payable, if such Holder notifies the Corporation in writing prior to the Redemption Date that it elects to receive payment of the Redemption Price by wire transfer of immediately available funds, then payment shall be made in such manner to the account specified in such notice.

                           (iii) Unless the Corporation defaults in the payment
of the applicable redemption price, dividends on the Series A Stock called for redemption shall cease to accumulate on the Redemption Date, and the Holders of such shares shall cease to have any further rights with respect thereto on the Redemption Date, other than the right to receive the Redemption Price.

                           (iv) If a Redemption Notice shall have been duly
given, and if, on or before the Redemption Date specified therein, all funds necessary for such redemption shall have been irrevocably set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the Holders of the Series A Stock called for redemption so as to be and continue to be available therefor in a manner reasonably satisfactory to the Holders of a majority of the shares of Series A Stock called for redemption, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, all shares so called for redemption shall be deemed no longer outstanding, and all rights with respect to such shares shall forthwith on such Redemption Date cease and terminate, except only the right of the Holders thereof to receive the amount payable on redemption thereof.

VII. Voting Rights.

                  (A) Holders, in their capacity as such, shall not be entitled or permitted to vote, except as otherwise required under Delaware law and as set forth below.

                  (B) Without the approval of Holders of a majority of the shares of Series A Stock then outstanding, voting or consenting, as the case may be, separately as a single class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting called for the purpose, the Corporation will not after the Original Issue Date (i) create, authorize or issue any Capital Stock that ranks senior to or on a parity with the Series A Stock in any respect, including without limitation as to dividends or distributions upon the liquidation, dissolution or winding-up of the Corporation, or any warrants, rights, calls or options exercisable or exchangeable for or convertible into, or any obligations evidencing the right to purchase or acquire, any such Capital Stock, including, without limitation, in connection with a merger, consolidation or other reorganization, (ii) create, authorize or issue any Capital Stock that ranks junior to the Series A Stock, or any warrants, rights, calls or options exercisable or exchangeable for or convertible into, or any obligations evidencing the right to purchase or acquire, any such Capital Stock, unless the terms of such Capital Stock include the restrictions on the payment of dividends with respect to such Capital Stock and on the redemption of such Capital Stock set forth in Article IV(E) hereof,
(iii) reclassify any outstanding Capital Stock of the Corporation into any Capital Stock that ranks senior to or on a parity with the Series A Stock in any respect, including without limitation as to dividends or distributions upon the liquidation, dissolution or winding-up of the Corporation, or any warrants, rights, calls or options exercisable or exchangeable for or convertible into, or any obligations evidencing the right to purchase or acquire, any such Capital Stock, or (iv) consolidate with or permit any of its Subsidiaries to consolidate with any Person, or merge into or permit any of its Subsidiaries to merge into any Person, or have any Person merged into it or into any of its Subsidiaries, or acquire or permit any of its Subsidiaries to acquire the stock, business or assets of any Person, or sell, lease, exchange or otherwise dispose of all or a substantial portion of its assets in a transaction or series of transactions or permit any of its Subsidiaries to sell, lease, exchange or otherwise dispose of all or a substantial portion of its assets in a transaction or series of transactions, or voluntarily liquidate, dissolve or wind-up its affairs or permit any of its Subsidiaries to voluntarily liquidate, dissolve or wind-up its affairs; provided, however, that no approval of the Holders of the Series A Stock shall be required for a transaction covered by the foregoing clause (iv) if such transaction is not material to the Corporation and its Subsidiaries, taken as a whole.

                  (C) Without the approval of Holders of at least 90% of the shares of Series A Stock then outstanding, voting or consenting, as the case may be, separately as a single class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting called for the purpose, the Corporation will not, directly or indirectly, amend, modify or repeal the Certificate of Incorporation (including without limitation by filing any other certificate of designation) so as to adversely affect in any manner, or take any other action that may adversely affect in any manner, the specified designations, rights, preferences, privileges or voting rights of the Series A Stock. To the extent permitted by law, no such amendment shall require the consent of the holders of Common Stock of the Corporation.

                  Notwithstanding the provisions of this Article VII(C), without the consent of each Holder affected, an amendment or waiver may not:

                           (i) reduce the Liquidation Preference of or dividends
payable or accumulated on any share of Series A Stock;

                           (ii) reduce the Redemption Price of any share of
Series A Stock;

                           (iii) increase the Conversion Price of any share of
Series A Stock;

                           (iv) change the Mandatory Redemption Date;

                           (v) change the currency of dividends or payments upon
liquidation or redemption;

                           (vi) impair the right to institute suit for the
enforcement for any payment upon liquidation or redemption;

                           (vii) reduce the stated percentage of outstanding
shares of Series A Stock consent of whose Holders is necessary under any provision of this Article VII; or

                           (viii) waive a default in payment upon liquidation or
redemption.

                           It shall not be necessary for the consent of the
Holders under this Article VII(C) to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

                  (D) (i) In the event that (a) dividends on the Series A Stock are not paid


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

when due for any Dividend Period (a "Dividend Default"), (b) the Corporation shall fail to discharge any obligation to redeem the Series A Stock in whole or in part (a "Redemption Default"), (c) a Restricted Dividend Event occurs or a Restricted Repurchase Payment is made, (d) the Corporation takes any action requiring the approval of the Holders of the Series A Stock pursuant to Article VII(B) or Article VII(C) without first obtaining the requisite approval of such Holders in accordance with Article VII, (e) the Corporation fails to observe any other covenant or agreement in its Certificate of Incorporation regarding the Series A Stock, or (f) the Corporation fails to perform or observe any term, provision, covenant or agreement or breaches any representation set forth or made in the Asset Purchase Agreement, and the Corporation does not cure such occurrence within 30 days after written notice thereof is given to the Corporation by any Holder, then the Holders of a majority of the shares of Series A Stock then outstanding, voting or consenting, as the case may be, separately as a single class, shall thereupon have the exclusive right to elect a majority of the Board of Directors at any annual or special meeting of stockholders or at a special meeting of Holders of Series A Stock called as hereinafter provided. Each such event described in clauses (a) - (f) is a "Voting Rights Triggering Event". The Holders of a majority of the shares of Series A Stock then outstanding, voting or consenting, as the case may be, separately as a single class, shall also have the exclusive right to remove any director elected by the Holders of the Series A Stock following the occurrence of a Voting Rights Triggering Event in accordance with the foregoing, or to fill any vacancy that may exist in the office of any such director.

                           (ii) The right of the Holders of Series A Stock to
vote pursuant to Article VII(D)(i) to elect a majority of the Board of Directors as aforesaid shall continue until such time as (a) in the event such right arises due to a Dividend Default, all accumulated dividends that are in arrears on the Series A Stock are paid in full, (b) in the event such right arises due to a Redemption Default, the Corporation remedies any such failure, and (c) in the event such right arises due to any other occurrence, the Corporation cures such occurrence, at which time the special right of the Holders of Series A Stock to vote for the election of a majority of the Board of Directors and the term of office of the directors elected by the Holders of Series A Stock shall terminate. At such time, each Director elected by the Holders of the Series A Stock pursuant to Article VII(D)(i) upon the occurrence of a Voting Rights Triggering Event shall resign from the Board of Directors. At any time after voting power to elect a majority of the Board of Directors shall have become vested and be continuing in the Holders of Series A Stock pursuant to Article VII(D)(i) hereof, upon the written request of the Holders of record of at least twenty percent (20%) of the shares of Series A Stock then outstanding addressed to the Secretary of the Corporation, a proper officer of the corporation shall call a special meeting of the Holders of Series A Stock, for the purpose of electing the director(s) which such Holders are entitled to elect as herein provided, removing any such director or filling any vacancy that may exist in the office of any such director. If such meeting shall not be called by a proper officer of the Corporation within 20 days after service of such written request upon the Secretary of the Corporation, or within 20 days after mailing the same within the United States by certified mail, addressed to the Secretary of the Corporation at its principal executive offices, then the Holders of record of at least twenty percent (20%) of the outstanding shares of Series A Stock may designate in writing one of such Holders to call such meeting at the expense of the Corporation. The Holders of record of a majority of the outstanding shares of Series A Stock may at any time, without any requirement of service of a written request upon the Corporation, designate in writing one of such Holders to call such meeting at the expense of the Corporation. In either such event, such meeting may be called by the Holder so designated, upon the notice required for annual meetings of stockholders of the Corporation, and shall be held at the place designated by such Holder in such notice. Any Holder of Series A Stock so designated shall have access to the list of Holders of Series A Stock entitled to attend the meeting pursuant to the provisions hereof. Notwithstanding anything to the contrary set forth herein, any action to be taken at a meeting referred to herein, including without limitation the initial election of directors by the Holders of the Series A Stock upon the occurrence of a Voting Rights Triggering Event, removing any such director or filling any vacancy that may exist in the office of any such director, may be taken by a written consent of the Holders of a majority of the shares of Series A Stock outstanding.

                           (iii) At any meeting held for the purpose of electing
directors at which the Holders of Series A Stock then outstanding shall have the right, voting separately as a single class, to elect directors as aforesaid, the presence in person or by proxy of the Holders of at least a majority of the outstanding Series A Stock shall be required to constitute a quorum; provided that the foregoing shall not be construed to require such action to be taken at a meeting rather than by written consent.

                           (iv) Any vacancy occurring in the office of a
director elected by the Holders of Series A Stock shall be filled by the person specified in writing by the departing director unless and until such vacancy shall be filled as provided in the manner provided above.

                  (E) In any case in which the Holders of Series A Stock shall otherwise be entitled to vote pursuant to Delaware law, each Holder of shares of Series A Stock shall be entitled to such number of votes that would attach to the number of shares of Common Stock that would have been issued had such shares of Series A Stock been converted immediately prior to the record date in respect of such vote.

                  (F) The Corporation shall not issue shares of Series A Stock other than the 100,000 shares originally issued and shares issuable pursuant to
Section 2.3 of the Asset Purchase Agreement.

VIII. Conversion

                  (A) General Rights. Each share of Series A Stock shall be convertible, at any time after the Original Issue Date, at the option of the Holder thereof, into that number of fully paid and non-assessable shares of Common Stock of the Corporation (computed, with respect to the aggregate number of shares to be converted by each Holder, to the nearest 1/100th of a share) obtained by dividing the Liquidation Preference of the shares of Series A Stock surrendered for conversion by the Conversion Price (as defined below) then in effect. Notwithstanding the foregoing, (i) a share of Series A Stock shall not be convertible after a notice of redemption calling for a redemption date that is within six months after the Original Issue Date is given to the holder of such share by the Corporation pursuant to Article VI(A)(i) and in accordance with the requirements of Article VI(C), and (ii) if a notice of redemption calling for a redemption date that is after six months after the Original Issue Date is given to the holder of such share by the Corporation pursuant to Article VI(A)(i) and in accordance with the requirements of Article VI(C), then such share shall be convertible only to and including but not after the close of business on the Business Day preceding the date fixed irrevocably for such redemption; provided, however, that if in either case a default by the Corporation in the payment of the Redemption Price occurs on the date fixed for such redemption, such right of conversion shall be reinstated until such Redemption Price is paid.

                  The conversion price shall initially be $7.50 (as adjusted from time to time, the "Conversion Price").

                  In order to exercise the conversion privilege, a Holder shall surrender the certificate(s) representing such shares, accompanied by transfer instrument(s) reasonably satisfactory to the Corporation, at any of the offices or agencies maintained for such purpose by the conversion agent designated by the Corporation (the "Conversion Agent") and shall give written notice to the Corporation that the Holder elects to convert such shares (the "Conversion Notice"). The initial Conversion Agent shall be the Corporation. Such notice shall also state the name(s), together with address(es), in which the certificate(s) for shares of Common Stock shall be issued and the effective date of such conversion, which shall be a date within 10 Business Days after the mailing of such notice. As promptly as practicable after the surrender of such shares of Series A Stock as aforesaid, the Corporation shall at the office of such Conversion Agent, issue and deliver to such Holder, or on its written order, to a Person designated by such Holder, certificate(s) representing the number of full shares of Common Stock issuable upon the conversion of such shares of Series A Stock in accordance with the provisions hereof ("Conversion Shares"), and any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided for below. If the conversion occurs before the Conversion Shares have been registered with the SEC, then they shall bear an appropriate restrictive legend regarding the fact that they have not been registered. Certificates will be issued representing the balance of any remaining shares of Series A Stock in any case in which fewer than all of the shares of Series A Stock represented by a certificate are converted. Each conversion shall be deemed to have been effected immediately prior to the close of business on the Business Day specified by the Holder in the transfer instruments referred to above (provided that the shares of Series A Stock shall have been surrendered to the Corporation as aforesaid), and the Person(s) in whose name(s) any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder(s) of record of the Common Stock represented thereby at such time. In either circumstance, such conversion shall be at the Conversion Price in effect on the date specified in such transfer instruments. By way of clarification, the Company may, during the six month period following the Original Issue Date, provide a notice of redemption prior to the tenth Business Day following the delivery of a Conversion Notice pursuant to Article VI (A)(i) and in accordance with the requirements of Article VI(C), in which event the conversion of the Series A Stock will not be deemed to have occurred; provided, however, that if such redemption is not consummated and the Holder shall not have been paid the Redemption Price in accordance with the provisions of Article VI the Holder shall be entitled to exercise all of its rights and remedies hereunder including the right to convert the Series A Stock under Article VIII.

                  The dividend payable on a share of Series A Stock on a Dividend Payment Date shall be payable to the Holder of record of such share at the close of business on the Dividend Record Date applicable thereto, notwithstanding the conversion of such share after such Dividend Record Date and prior to the opening of business on such Dividend Payment Date or the default by the Corporation in the payment of the dividend due on such Dividend Payment Date. Shares of Series A Stock surrendered for conversion during the period from the close of business on any Dividend Record Date to the opening of business on the Dividend Payment Date with respect to such dividend shall be accompanied by payment in immediately available funds or other funds acceptable to the Corporation of an amount equal to the dividend payable on such Dividend Payment Date on the shares of Series A Stock being surrendered for conversion. Except as provided in this paragraph, no payment or adjustment shall be made upon any conversion on account of any dividends accrued on shares of

Series A Stock surrendered for conversion or on account of any dividends on the Common Stock issued upon conversion.

                  Any fractional interest in a share of Common Stock resulting from conversion of any share(s) of Series A Stock may, at the option of the Corporation, be paid in cash (computed to the next highest cent) based on the last reported sale price of the Common Stock on the last trading day prior to the date on which such share or shares of Series A Stock are converted in the manner set forth above. If more than one certificate representing shares of Series A Stock shall be surrendered for conversion at one time by the same Holder, the number of shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Stock represented by such certificates which are to be converted.

                  The Conversion Price shall be adjusted from time to time as follows:

                  (a) In case the Corporation shall pay or make a dividend or other distribution on any class of Capital Stock of the Corporation in Common Stock, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator of which shall be the sum of such number of shares of Common Stock and the total number of shares of Common Stock constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this subsection (a), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation. The Corporation will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation.

                  (b) In case the Corporation shall subdivide the outstanding shares of Common Stock into a greater number of shares of Common Stock, or combine the outstanding shares of Common Stock into a lesser number of shares, or issue by reclassification of its shares of Common Stock any shares of the Corporation, or in the case any other similar event occurs, the Conversion price in effect immediately prior thereto shall be adjusted so that the holders of Series A Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which such holder would have owned or been entitled to receive after the happening of any of the events described above if such shares of Series A Stock had been converted immediately prior to the happening of such event on the day upon which such subdivision, combination or reclassification, as the case may be, becomes effective. Such adjustment shall become effective immediately after the opening of business on the day following the day upon which such subdivision, combination, reclassification or other similar event becomes effective.

                  (c) The Corporation shall be entitled, at its election, to make such reductions in the Conversion Price, in addition to those required by this Article VIII, as it in its discretion shall determine to be advisable in order that any stock dividend, subdivision or combination of shares, distribution of capital stock or rights or warrants to purchase stock or securities, or distribution of evidences of indebtedness or assets (other than cash dividends or distributions paid from earnings) or other event shall be a tax free distribution for federal income tax purposes.

                  (d) Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly mail a certificate of a firm of independent public accountants setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment and the manner of computing the same, which certificate shall constitute conclusive evidence, absent manifest error, of the correctness of such adjustment. The certificate shall be mailed to each Holder, at its last address as the same appears on the securities register maintained by the Corporation, and to the Conversion Agent.

                  (e) In case of (i) any consolidation of the Corporation with, or merger of the Corporation into, any other entity, (ii) any merger of another entity into the Corporation (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock) or (iii) any sale or transfer of all or substantially all of the assets of the Corporation, each Holder shall have the right thereafter to convert such share only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such share of Series A Stock might have been converted immediately prior to such consolidation, merger, sale or transfer, assuming such holder of Common Stock is not an entity with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be (a "Constituent Entity"), or an affiliate of a Constituent Entity and failed to exercise its rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon such consolidation, merger, sale or transfer (provided that if the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer is not the same for each share of Common Stock held immediately prior to such consolidation, merger, sale or transfer by other than a Constituent Entity or an affiliate thereof and in respect of which such rights of election shall not have been exercised (a "non-electing share"), then for the purpose of this subsection (e) the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). If necessary, appropriate adjustment shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the Holders, to the end that the provisions set forth herein shall thereafter correspondingly be made applicable, as nearly as they may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares. Any such adjustment shall be evidenced by a certificate of independent public accountants and a notice of such adjustment filed and mailed in the manner set forth in subsection (d) above and containing the information set forth in such subsection (d), and any adjustment so certified shall for all purposes hereof conclusively be deemed to be an appropriate adjustment, absent manifest error. The above provisions shall similarly apply to successive consolidations, mergers, sales or transfers.

                  In case:

                           (i) of any consolidation or merger to which the
Corporation is a party and for which approval of any stockholders of the Corporation is required, or of the sale or transfer of all or substantially all of the assets of the Corporation; or

                           (ii) of the voluntary or involuntary dissolution,
liquidation or winding-up of the Corporation;

then the Corporation shall cause to be filed with any Conversion Agent and shall cause to be mailed to each Holder at its last address as the same appears on the securities register maintained by the Corporation, at least 15 days prior to the applicable record or effective date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such actions, or, if the record is not to be taken, the date as of which the holders of Common Stock of record are to be determined, or (B) the date on which such consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding-up.

                  (f) The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversion of shares of Series A Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the Holder of the shares of Series A Stock to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

                  (g) The Corporation covenants that it will cause all shares of Common Stock which may be issued upon conversions of shares of Series A Stock to be, upon issue, duly and validly issued, fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights.

                  (h) The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Series A Stock not theretofore converted.

                  (i) The Conversion Price may also be reduced if the Board of Directors determines that such reduction would be equitable in order to protect the interests of Holders. Such reduction may be effective for such period as the Board of Directors may determine.

IX. Transactions with Affiliates.

                  The Corporation shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) or series of related transactions with any director, officer, employee or other affiliate of the Corporation or of any of its Subsidiaries on terms that are less favorable to the Corporation or such Subsidiary, as the case may be, than those which could be obtained in arms' length dealings at the time of such transaction from a Person that is not such an affiliate. For purposes of the foregoing, if a majority of the outside directors of the Corporation (which shall not include any present or past officer of the Corporation or of any predecessor) determine that the terms of a transaction are as favorable as those which could be obtained in arms' length dealings from a Person that is not an affiliate, and cause such determination to be reflected in the corporate records, there shall then be a presumption that such determination is true and correct. The provisions of this

Article IX shall not be applicable to (i) any grant of options to purchase Common Stock of the Corporation at fair market value on the date of grant that is approved by a majority of the outside directors of the Corporation (which shall not include any present or past officer of the Corporation or of any predecessor), provided that this clause may be used to exempt from the applicability of this Article IX option grants with respect to no more than an aggregate of 450,000 shares, 200,000 of which are pursuant to the Corporation's existing stock option plan or (ii) any transaction between the Corporation and any of its wholly owned subsidiaries or between wholly owned subsidiaries of the Corporation.

X. Covenant to Report.

                  Whether or not the Corporation is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, the Corporation will deliver for filing with the SEC, all information, documents and reports specified in Section 13 and Section 15(d) of the Exchange Act.

XI. Mutilated or Missing Series A Stock Certificates.

                  If any of the Series A Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, in exchange and in substitution for and upon cancellation of the mutilated Series A Stock certificate, or in lieu of and substitution for the Series A Stock certificate lost, stolen or destroyed, a new Series A Stock certificate of like tenor and representing an equivalent amount of shares of Series A Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series A Stock certificate and indemnity, if requested, reasonably satisfactory to the Corporation.

XII.     Reissuance; Preemptive Rights.

                  (A) Shares of Series A Stock that have been issued and reacquired in any manner, including shares purchased, redeemed or surrendered for conversion, may not be redesignated or reissued.
                  (B) No shares of Series A Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities or such warrants, rights or options may be designated, issued or granted. XIII. Business Day.

                  If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment or redemption shall be made on the immediately succeeding Business Day.

XIV. Headings.

                  The headings contained herein are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

XV. Severability of Provisions.

                  If any right, preference or limitation of the Series A Stock set forth in these resolutions and this Certificate of Designations (as this Certificate of Designations may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in this Certificate of Designations, as amended, which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

XVI. Notice to the Corporation.

                  All notices and other communications required or permitted to be given to the Corporation hereunder shall be made by first-class mail, postage prepaid, to the Corporation at its principal executive offices (currently located on the date of the adoption of these resolutions at the following address: 1080 Louson Road, Union, NJ 07083, Attention: President). Minor imperfections in any such notice shall not affect the validity thereof.

XVII. Miscellaneous.

                  All payments to Holders to be made "in cash" hereunder shall be made in U.S.
dollars.

                  IN WITNESS WHEREOF, this Certificate has been signed on this _____ day of November, 1997.

                                           TEARDROP GOLF COMPANY

                                           By:_________________________
                                                    Name:
                                                    Title:

Attest:

___________________________
   Name:
   Title: